Exhibit 99.1

Editorial Contacts:

Noah Mesel

Vice President & General Counsel

LEGATO Systems, Inc.

650-210-7215

nmesel@legato.com

FOR IMMEDIATE RELEASE

LEGATO REPORTS SUITS FILED

MOUNTAIN VIEW, Calif., July 15, 2003 – LEGATO Systems, Inc. (NASDAQ:LGTO), today announced that it had been served with two lawsuits filed against the Company and its board of directors in connection with the recently-announced agreement that EMC Corporation would acquire LEGATO.

The two suits were both filed in Santa Clara County Superior Court, and both assert identical claims for breach of fiduciary duty and self-dealing against the defendants. Both suits seek to enjoin the closing of the transaction and to force LEGATO to obtain a transaction in the interests of shareholders.

“We believe the allegations in these suits are meritless, and will defend the company and the individual defendants vigorously,” said Noah D. Mesel, vice president and general counsel of LEGATO.

LEGATO has retained the Palo Alto, CA, law firm Wilson Sonsini Goodrich & Rosati to represent the defendants.

About LEGATO

LEGATO Systems, Inc. (NASDAQ:LGTO) is a global provider of enterprise-class software solutions and services for Information Lifecycle Management (ILM)—helping organizations achieve business continuity, operational efficiency and regulatory compliance. LEGATO’s information protection, automated availability, and messaging and content management solutions are delivered through a worldwide network of strategic partnerships and alliances, as well as a direct sales force. The company’s worldwide headquarters are located at 2350 West El Camino Real, Mountain View, CA 94040 (650) 210-7000, fax: (650) 210-7032, Web site: www.LEGATO.com

###

Information regarding products, services and offerings may be superseded by subsequent documents. For the latest information and specifications regarding LEGATO Systems, Inc. and any of its offerings or services, please contact your local sales office or the Corporate Headquarters.

Additional Information and Where to Find it.

In connection with the proposed transaction, EMC and LEGATO intend to file a proxy statement/prospectus with the U.S. Securities and Exchange Commission (the “SEC”). Investors and security holders are advised to read the proxy statement/prospectus when it becomes available, because it will contain important information about LEGATO and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus, when available, and other documents filed by LEGATO with the SEC at the SEC’s website at www.sec.gov. Free copies of Legato’s filings may be obtained by directing a request to Legato Investor Relations, LEGATO, SYSTEMS, Inc., 2350 West El Camino Real, Mountain View, CA 94040. In addition, investors and security holders may access copies of the documents filed with the SEC by LEGATO on LEGATO’s website at www.legato.com.

LEGATO, its directors and executive officers may be deemed to be participants in the solicitation of proxies from LEGATO stockholders in favor of the proposed transaction. A description of the interests of the directors and executive officers of LEGATO is set forth in LEGATO’s proxy statement for its 2003 annual meeting, which was filed with the SEC on April 30, 2003. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.